CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM


The Board of Trustees and Shareholders
U.S. Global Investors Funds:


We consent to the use of our report dated August 22, 2006 for U.S. Treasury Securities Cash Fund, U.S. Government Securities Savings Fund, Near-Term Tax Free Fund, Tax Free Fund, All American Equity Fund, China Region Opportunity Fund, Global Resources Fund, World Precious Minerals Fund and Gold Shares Fund, each a portfolio of U.S. Global Investors Funds (Trust), incorporated herein by reference and to the references to our firm under the captions "FINANCIAL HIGHLIGHTS" in the prospectus and "INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS AND LEGAL COUNSEL" in the Statement of Additional Information.




/s/ KPMG LLP
Boston, Massachusetts
October 27, 2006